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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

LIBOR Notes Due 2011	$1,250,000,000	$133,750

5 1/4% Notes Due 2011	$750,000,000	$80,250

5 3/8% Notes Due 2016	$1,000,000,000	$107,000

TOTAL		$321,000

(1)
Pursuant to Rule 457 (p) under the Securities Act of 1933, as amended, filing fees of $375,271 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-116241), which was most recently amended on June 15, 2004 and have been carried forward. Pursuant to Rule 457(p), the $133,750 fee with respect to the $1,250,000,000 LIBOR Notes Due 2011, the $80,200 fee with respect to the $750,000,000 5 1/4% Notes Due 2011 and the $107,000 fee with respect to the $1,000,000,000 5 3/8% Notes Due 2016 sold pursuant to this registration statement are offset against those carried forward filing fees and $54, 271 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-131970

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 21, 2006

$3,000,000,000

Credit Suisse (USA), Inc.

$1,250,000,000 LIBOR Notes due March 2, 2011

$750,000,000 5 1/4% Notes due March 2, 2011

$1,000,000,000 5 3/8% Notes due March 2, 2016

        We will pay interest on the LIBOR notes each March 2, June 2, September 2 and December 2, and the first interest payment on those notes will be made on June 2, 2006. The interest rate per annum on the LIBOR notes will be reset quarterly and will be equal to three-month LIBOR plus .19%, other than in certain circumstances described herein.

        We will pay interest on the 5 1/4% notes and the 5 3/8% notes each March 2 and September 2. The first interest payment on the 5 1/4% notes and the 5 3/8% notes will be made on September 2, 2006 (subject to following business day convention).

        In this prospectus supplement, we refer to the LIBOR notes, the 5 1/4% notes and the 5 3/8% notes collectively as the notes.

        We may redeem the notes of any series upon the occurrence of certain tax events at the principal amount of the notes being redeemed plus accrued interest. There is no sinking fund for the notes.

        None of the notes will be listed.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to the Company (1)
Per LIBOR Note	100%	.35%	99.65%
Total for LIBOR Notes	$1,250,000,000	$4,375,000	$1,245,625,000
Per 5 1/4% Note	99.688%	.35%	99.338%
Total for 5 1/4% Notes	$747,660,000	$2,625,000	$745,035,000
Per 5 3/8% Note	99.132%	.45%	98.682%
Total for 5 3/8% Notes	$991,320,000	$4,500,000	$986,820,000
(1)
Plus accrued interest, if any, from March 2, 2006.

        Delivery of the notes in book-entry form only will be made through The Depository Trust Company on or about March 2, 2006. You may elect to hold interests in the notes through Clearstream, Luxembourg and Euroclear.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
Banc of America Securities LLC BB&T Capital Markets BNY Capital Markets, Inc. Citigroup Danske Markets HSBC	JPMorgan KeyBanc Capital Markets Mellon Financial Markets, LLC National Australia Bank Limited SunTrust Robinson Humphrey

Trilon International Inc.	The Williams Capital Group, L.P.

The date of this prospectus supplement is February 27, 2006.

        You should rely only on the information contained in this document or to which we referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        We are offering the notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. We refer you to "Underwriting" beginning on page S-11 of this prospectus supplement.

        In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse (USA), Inc. and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

CREDIT SUISSE (USA), INC.

        We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth clients. We provide our clients with a broad range of products and services that include securities underwriting, sales and trading, financial advisory services, alternative investments, full-service brokerage services, derivatives and risk management products, asset management and investment research. We are an indirect wholly owned subsidiary, and part of the banking business, of Credit Suisse or CSG. CSG is a global financial services company providing a comprehensive range of banking, investment banking, asset management and insurance products and services. Our principal subsidiary is Credit Suisse Securities (USA) LLC (formerly known as Credit Suisse First Boston LLC), CSG's principal U.S. registered broker-dealer subsidiary. Effective January 16, 2006, we changed our name from Credit Suisse First Boston (USA), Inc. to Credit Suisse (USA), Inc.

        For further information about our company, we refer you to the accompanying prospectus and the documents referred to under "Incorporation by Reference" on page S-16 of this prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

USE OF PROCEEDS

        The net proceeds from this offering will be $2,977,075,000, after deducting the underwriters' discount and commissions and certain offering expenses. We intend to use the net proceeds for our general corporate purposes, which may include the rationalization of our debt capital structure. We refer you to "Capitalization".

CAPITALIZATION

        The table below shows our consolidated capitalization as of September 30, 2005. The "As Adjusted" column reflects the issuance of the notes in this offering. Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since September 30, 2005. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2005
	Actual	As Adjusted
	(in millions)
Debt:
Commercial paper and short-term borrowings	$17,671	$17,671

Long-term borrowings(1)(2)	32,146	35,146

Total long-term debt	32,146	35,146

Stockholders' Equity:
Common Stock $.10 par value (50,000 shares authorized; 1,100 shares issued and outstanding)(3)	—	—
Paid-in capital	8,967	8,967
Retained earnings	2,657	2,657
Accumulated other comprehensive loss	(8)	(8)

Total stockholders' equity	11,616	11,616

Total capitalization	$61,433	$64,433

(1)
Includes current portion of long-term borrowings of $4.2 billion.

(2)
Does not include $153,252,000 of our Shared Appreciation Income Linked Securities (SAILS) due November 15, 2008, issued on November 16, 2005, $1,500,000,000 of our LIBOR Notes due December 9, 2008, issued on December 9, 2005, $550,000,000 of our Federal Funds Open Rate Notes due December 9, 2008, issued on December 9, 2005, $22,100,000 of notes linked to the value of baskets of certain commodities or $21,754,000 of senior notes issued since September 30, 2005 linked to the value of certain equity securities.

(3)
All of such shares are owned by Credit Suisse Holdings (USA), Inc., an indirect wholly owned subsidiary of CSG.

DESCRIPTION OF NOTES

        This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

        We will issue the notes of each series under an indenture, dated as of June 1, 2001, between us and JPMorgan Chase Bank, N.A., as trustee, which is more fully described in the accompanying prospectus under "Description of Debt Securities" beginning on page 6 of the accompanying prospectus.

        We may, without consent of the holders, increase the principal amount of the notes of any series in the future, on the same terms and conditions and with the same CUSIP number as the notes of such series being offered hereby, as more fully described in "—Further Issues" below.

        The notes of each series will be our unsecured obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other senior unsecured indebtedness.

        We may redeem the notes of any series upon the occurrence of certain tax events at the principal amount of the notes being redeemed plus accrued interest, as more fully described under the heading "Description of Debt Securities—Tax Redemption" in the accompanying prospectus. There is no sinking fund for the notes.

        None of the notes will be listed.

        "Business day," with respect to any series of notes and any place of payment, means any day which is not a Saturday, Sunday or any other day on which banking institutions in such place of payment are authorized or obligated by law or regulation to close.

General

        The LIBOR notes are being issued in an aggregate principal amount of $1,250,000,000 and will mature on March 2, 2011. The 5 1/4% notes are being issued in an aggregate principal amount of $750,000,000 and will mature on March 2, 2011. The 5 3/8% notes are being issued in an aggregate principal amount of $1,000,000,000 and will mature on March 2, 2016. Each series of notes will be issued in the form of one or more fully registered global securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest—LIBOR Notes

        Interest on the LIBOR notes will begin to accrue on March 2, 2006.

        The LIBOR notes will bear interest at an interest rate per annum that will be reset quarterly, determined in the manner described below.

        We will pay interest on the LIBOR notes on March 2, June 2, September 2 and December 2 of each year, beginning on June 2, 2006, to the persons who are registered as the owners of such LIBOR notes at the close of business on the date 15 calendar days prior to such interest payment date (whether or not a business day), except that interest payable at maturity will be paid to the same persons to whom principal of such notes is payable. If any day on which a payment is due is not a business day (as defined below), then the holder of the note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts" in this prospectus supplement, except that if such business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day.

        Accrued interest on the LIBOR notes will be calculated by multiplying the aggregate principal amount of the LIBOR notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factor calculated for each day in the period for which interest is being paid. The interest factor for each such day will be computed by dividing the interest rate applicable to such date (determined in the manner set forth below) by 360. The interest rate in effect on any interest determination date will be the applicable rate as determined on that date. The interest rate applicable to any other day is the interest rate for the immediately preceding interest determination date.

        The LIBOR notes will bear interest for each interest period at a rate per annum determined by the calculation agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The rate at which interest on the LIBOR notes will be payable during each quarterly interest period will be equal to three-month LIBOR (which we define below) on the interest determination date for that interest period plus .19%. Notwithstanding the preceding sentence, in certain circumstances described below, the interest rate for the LIBOR notes will be determined without reference to three-month LIBOR. Promptly upon each such determination, the calculation agent will notify us and, if the trustee is not then serving as the calculation agent, the trustee, of the interest rate for the new interest period. The interest rate determined by the calculation agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the LIBOR notes, us and the trustee.

        If the following circumstances exist on any interest determination date, the calculation agent will determine the interest rate for the LIBOR notes as follows:

          (1)   In the event no reported rate appears on the designated LIBOR page as of approximately 11:00 a.m., London time, on an interest determination date, the calculation agent will request the principal London offices of each of four major reference banks (which may include the underwriters or their affiliates) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which three-month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such interest determination date, that is representative of single transactions in dollars at such time (the "representative amounts"). If at least two rate quotations are provided, the interest rate will be the arithmetic mean of the rate quotations obtained by the calculation agent, plus .19%.

          (2)   In the event no reported rate appears on the designated LIBOR page as of approximately 11:00 a.m., London time, on an interest determination date and there are fewer than two rate quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date, by three major reference banks (which may include the underwriters or their affiliates) in New York City selected by the calculation agent (after consultation with us), for loans in representative amounts in dollars to leading European banks, having an index maturity of three months for a period commencing on the second London business day immediately following such interest determination date, plus .19; provided, however, that if fewer than three reference banks selected by the calculation agent are quoting such rates, the interest rate for the applicable interest period will be the same as the interest rate in effect for the immediately preceding interest period.

        All percentages resulting from any calculation on the LIBOR notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the LIBOR notes will be rounded to the nearest cent (with one-half cent being rounded upward). Upon the request of a holder of the LIBOR notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest period.

Definitions

        The following definitions apply to the LIBOR notes:

  "calculation agent" means JPMorgan Chase Bank, N.A., or its successor appointed by us, acting as calculation agent;

  "designated LIBOR page" means the display on Page 3750 of Moneyline Telerate, Inc. (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for dollars (or such other page as may replace that page on that service for the purpose of displaying such rates);

  "interest determination date" means the second London business day immediately preceding the first day of the relevant interest period;

  "interest period" means the period commencing on an interest payment date for the LIBOR notes (or, with respect to the initial interest period only, commencing on March 2, 2006) and ending on the day before the next succeeding interest payment date for the LIBOR notes;

  "London business day" means a day that is both a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market; and

  "three-month LIBOR," for any interest determination date with respect to the LIBOR notes, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months for a period commencing on the second London business day immediately following the interest determination date in amounts of not less than $1,000,000, as such rate appears on the designated LIBOR page or a successor reporter of such rates selected by the calculation agent and acceptable to us, at approximately 11:00 a.m., London time, on the interest determination date (the "reported rate").

Interest—5 1/4% Notes

        The 5 1/4% notes will bear interest at the rate of 5 1/4% per annum. Interest on the 5 1/4% notes will begin to accrue on March 2, 2006. We will pay interest on the 5 1/4% notes on March 2 and September 2 of each year, beginning September 2, 2006 (subject to following business day convention), to the persons who are registered as the owners of the 5 1/4% notes at the close of business on the date 15 calendar days prior to such interest payment date (whether or not a business day), except that interest payable at maturity will be paid to the same persons to whom principal of the 5 1/4% notes is payable. Interest on the 5 1/4% notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If any day on which a payment is due is not a business day, then the holder of a 5 1/4% note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts" in this prospectus supplement.

Interest—5 3/8% Notes

        The 5 3/8% notes will bear interest at the rate of 5 3/8% per annum. Interest on the 5 3/8% notes will begin to accrue on March 2, 2006. We will pay interest on the 5 3/8% notes on March 2 and September 2 of each year, beginning on September 2, 2006 (subject to following business day convention), to the persons who are registered as the owners of the 5 3/8% notes at the close of business on the date 15 calendar days prior to such interest payment date (whether or not a business day), except that interest payable at maturity will be paid to the same persons to whom the principal of the 5 3/8% notes is payable. Interest on the 5 3/8% notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If any day on which a payment is due is not a business day, then the holder of a 5 3/8% note will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts" in this prospectus supplement.

Tax Redemption

        We may redeem the notes of any series upon the occurrence of certain tax events as provided under the heading "Description of Debt Securities—Tax Redemption" in the accompanying prospectus.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth under the heading "Description of Debt Securities—Payment of Additional Amounts" in the accompanying prospectus, pay additional amounts to the holder of a note that is a non-U.S. holder (which we define under the heading "Certain United States Federal Income Tax Considerations" in the accompanying prospectus) as may be necessary so that every net payment on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such note to be then due and payable.

Book-Entry, Delivery and Form

        We will issue the notes of each series in the form of one or more fully registered global securities, or the global notes, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will deposit the notes of each series with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the notes of each series in the name of Cede & Co., DTC's nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear (outside of the United States), if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        For a further description of procedures regarding global securities representing book-entry notes, we refer you to "Description of the Debt Securities—Book-Entry System" and "Description of Debt Securities—Global Clearance and Settlement Procedures" each in the accompanying prospectus.

Definitive Notes

        If any of the events described under the penultimate paragraph of "Description of Debt Securities—Book-Entry System" on page 25 of the accompanying prospectus occurs, we will issue, in certificated form, definitive notes in an amount equal to a holder's beneficial interest in the notes. Definitive notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the notes.

        In the event definitive notes are issued:

  •
  holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan;

  •
  holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of JPMorgan Chase Bank, N.A. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

  •
  any moneys we pay to our paying agents for the payment of principal and interest on the notes which remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive notes may look only to us, as general unsecured creditors, for payment.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the notes of a series, create and issue further notes of such series ranking on an equal basis with the notes of such series being offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes will be consolidated and form a single series with the notes of such series being offered hereby and will have the same terms as to status, redemption or otherwise as the notes of such series being offered hereby.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated February 27, 2005, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective principal amounts of the notes:

Underwriter	5 1/4% Notes Principal Amount	5 3/8% Notes Principal Amount	LIBOR Notes Principal Amount
Credit Suisse Securities (USA) LLC	$682,500,000	$910,000,000	$1,137,500,000
Banc of America Securities LLC	5,625,000	7,500,000	9,375,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	5,625,000	7,500,000	9,375,000
BNY Capital Markets, Inc	5,625,000	7,500,000	9,375,000
Citigroup Global Markets Inc.	5,625,000	7,500,000	9,375,000
Danske Markets Inc.	5,625,000	7,500,000	9,375,000
HSBC Securities (USA) Inc.	5,625,000	7,500,000	9,375,000
J.P. Morgan Securities Inc.	5,625,000	7,500,000	9,375,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	5,625,000	7,500,000	9,375,000
Mellon Financial Markets, LLC	5,625,000	7,500,000	9,375,000
National Australia Bank Limited	5,625,000	7,500,000	9,375,000
SunTrust Capital Markets, Inc.	5,625,000	7,500,000	9,375,000
Trilon International Inc.	2,812,500	3,750,000	4,687,500
The Williams Capital Group, L.P.	2,812,500	3,750,000	4,687,500

Total	$750,000,000	$1,000,000,000	$1,250,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes of a series if any of the notes of that series are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes of that series may be terminated.

        The underwriters propose to offer the LIBOR notes and the 5 1/4% notes initially at the public offering prices on the cover page of this prospectus supplement, and to selling group members at those prices less a selling concession of .20% of the principal amount per LIBOR note and 5 1/4% note, respectively. The underwriters and selling group members may allow a discount of .125% of the principal amount per LIBOR note and 5 1/4% note, respectively, on sales of such notes to other broker/dealers. The underwriters propose to offer the 5 3/8% notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of .30% of the principal amount per 5 3/8% note. The underwriters and selling group members may allow a discount of .25% of the principal amount per 5 3/8% note on sales of such notes to other broker/dealers. After the initial public offering, the representative may change the public offering prices and concessions and discounts to broker/dealers.

        We estimate that our out-of-pocket expenses for this offering will be approximately $405,000.

        Each series of notes is a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes of each series. However, they are not obligated to do so and may discontinue making a secondary market for the notes of any series at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes of any series.

        Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may use or make available this prospectus supplement, together with the accompanying prospectus, in connection with the offers and sales of notes of any series related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, has any obligation to make a market in the notes of any series and may discontinue any market-making activities at any time without notice, at its sole discretion.

        Credit Suisse Securities (USA) LLC, one of the underwriters, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

        In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

        We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments, which the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters will close out any short position by purchasing notes in the open market.

  •
  Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        This prospectus supplement and the accompanying prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

        In each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), this prospectus supplement and the accompanying prospectus is only directed at and is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive.

        In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

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  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        An "offer of notes to the public" means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to "€" are to euros.

        In particular, each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

  •
  it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

  •
  it and each of its affiliates have not (i) offered or sold, and will not offer or sell, the notes by means of any document, to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not consitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any invitation, document or advertisement relating to notes in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to notes intended to be disposed of outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent;

  •
  this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Registrar of Companies and Businesses in Singapore, and the notes will be offered in Singapore pursuant to an exemption invoked under Section 106C and Section 106D of the Companies Act, Chapter 50 of Singapore, or the Singapore Companies Act. Accordingly, the notes may not be offered or sold, nor may this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act; and

  •
  (i) no prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers, and (ii) it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any notes so acquired may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

        Credit Suisse Securities (USA) LLC will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse Securities (USA) LLC and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse Securities (USA) LLC based on transactions the underwriter conducts through the system. Credit Suisse Securities (USA) LLC will make the notes available to its customers through the internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under "—Resale Restrictions".

Rights of Action (Ontario Purchasers)

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation. Such a purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

ERISA

        By its purchase of the notes, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of such notes through and including the date of disposition of such notes either that:

  •
  it is not an "employee benefit plan" subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, an entity whose underlying assets include the assets of any such employee benefit plan or plan (such as an individual retirement account or Keogh plan) by reason of Department of Labor regulation section 2510.3-101 or otherwise, or a governmental plan subject to other federal, state or local laws that are substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code; or

  •
  the acquisition, holding and disposition of such notes by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, violate a similar prohibition under any substantially similar federal, state or local law) unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

        Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local laws should consult its counsel.

        Fur further information on ERISA matters, we refer you to the discussion under the heading "ERISA" in the accompanying prospectus.

INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to "Where You Can Find More Information" on page 3 of the accompanying prospectus.

        In addition to the documents listed in the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering of the notes is completed:

  •
  Our Current Reports on Form 8-K filed on February 22, 2006 and March 1, 2006.

Credit Suisse (USA), Inc.

Debt Securities

Warrants

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

        Unless we state otherwise in an accompanying prospectus supplement or an applicable pricing supplement, we will not list any of these securities on any securities exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement or applicable pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus is February 21, 2006.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any applicable pricing supplement (collectively, a "supplement") may also add, update or change information contained in this prospectus. In addition, we may include a description of the risks related to an investment in the securities described in an applicable supplement. Before making an investment decision, you should read both this prospectus and any supplement together with the additional information described under the heading "Where You Can Find More Information".

CREDIT SUISSE (USA), INC.

        We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth clients. We provide our clients with a broad range of products and services that include securities underwriting, sales and trading, financial advisory services, alternative investments, full-service brokerage services, derivatives and risk management products, asset management and investment research. We are an indirect wholly owned subsidiary, and part of the banking businesses, of Credit Suisse Group, or CSG. CSG is a global financial services company providing a comprehensive range of banking, investment banking, asset management and insurance products and services. Our principal subsidiary is Credit Suisse Securities (USA) LLC (formerly known as Credit Suisse First Boston LLC), CSG's principal U.S. registered broker-dealer subsidiary. Effective January 16, 2006, we changed our name from Credit Suisse First Boston (USA), Inc. to Credit Suisse (USA), Inc.

        Our principal executive offices are located at Eleven Madison Avenue, New York, New York 10010, and our telephone number is (212) 325-2000.

        In this prospectus and any applicable supplement, unless otherwise specified or the context otherwise requires, references to "we", "us", "our" and "ours" are to Credit Suisse (USA), Inc. and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C., at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows us to "incorporate by reference" in this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede information contained in this prospectus or in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 17, 2005, which we refer to as the 2004 Form 10-K;

  •
  Our Quarterly Report on Form 10-Q for the periods ended March 31, 2005, filed on May 11, 2005, June 30, 2005, filed on August 9, 2005, and September 30, 2005, filed on November 8, 2005; and

  •
  Our Current Reports on Form 8-K filed on February 18, 2005, April 20, 2005, May 4, 2005, May 24, 2005, June 29, 2005, August 3, 2005, August 12, 2005, November 2, 2005, January 17, 2006 and February 13, 2006.

        You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Credit Suisse (USA), Inc.
Eleven Madison Avenue
New York, New York 10010
Attention: Corporate Secretary
(212) 325-2000

        You should rely only on the information incorporated by reference or provided in this prospectus or any applicable supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable supplement is accurate as of any date other than the date on the front of these documents.

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part that include a copy of the senior indenture and the form of subordinated indenture. You should read the exhibits carefully for provisions that may be important to you.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements, including those described in this prospectus and any supplement and the information incorporated by reference in this prospectus. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus except as otherwise required by applicable law.

USE OF PROCEEDS

        Unless we tell you otherwise in a supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness or rationalizing our debt capital structure. We may also invest the net proceeds temporarily in short-term securities.

DESCRIPTION OF DEBT SECURITIES

        We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture, as the case may be, between us and JPMorgan Chase Bank, N.A., as trustee. In the following discussion, we sometimes refer to the two indentures as the "indentures".

        This prospectus briefly outlines the provisions of the indentures. A copy of the senior indenture and the form of the subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination provision described below.

        We are a holding company and depend upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Since the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to us.

        In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

Issuances in Series

        The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of our property or assets.

        The applicable supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following (to the extent not otherwise described in this prospectus):

  •
  whether the debt securities are senior or subordinated;

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  the total principal amount of the debt securities;

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  the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. We refer you to "Certain United States Federal Income Tax Considerations" for a description of the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance);

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  the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

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  the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset, including, but not limited to, the following:

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  whether the debt security bears a fixed rate of interest or bears a floating rate of interest, including whether the debt security is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note (each as described below);

    •
    if the debt security is an indexed note (as defined below) the terms relating to the particular series of debt securities;

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    if the debt security is an amortizing note (as defined below), the amortization schedule and any other terms relating to the particular series of debt securities;

  •
  the interest payment dates;

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  optional or mandatory redemption terms;

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  authorized denominations, if other than $2,000 and integral multiples of $1,000 in excess thereof;

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  the terms on which holders of the debt securities may or are required to convert or exchange these securities into or for our securities or securities of another entity and any specific terms relating to the conversion or exchange feature;

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  the currency or currency unit in which the debt securities will be denominated and, if different, the currency or currency unit in which payments of principal, premium or interest will be payable (and, if the specified currency is other than U.S. dollars, any other terms relating to that foreign currency denominated debt security and the specified currency);

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  whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

  •
  information describing any book-entry features;

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  whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

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  the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series; and

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  any other terms consistent with the above.

Interest and Interest Rates

        Each series of debt securities that bears interest will bear interest from its date of issue or from the most recent date to which interest on that series of debt securities has been paid or duly provided for, at the fixed or floating rate specified in the series of debt securities, until the principal amount has been paid or made available for payment. Interest will be payable on each interest payment date (except for certain original issue discount notes (as defined below) and except for a series of debt securities issued between a regular record date and an interest payment date) and at maturity or on redemption or repayment, if any. In the event that the maturity date of any series of debt securities or any date fixed for redemption or repayment of any series of debt securities is not a business day, principal and interest payable at maturity or upon redemption or repayment will be paid on the next succeeding business day with the same effect as if that following business day were the date on which the payment were due. We will not pay any additional interest as a result of the delay in payment except as otherwise provided under "—Payment of Additional Amounts". Unless otherwise indicated in the applicable supplement, interest payments in respect of a series of debt securities will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid with respect to the applicable series of debt securities) to but excluding the related interest payment date or the maturity date, as the case may be.

        Interest will be payable to the person in whose name a debt security is registered at the close of business on the regular record date next preceding the related interest payment date, except that:

  •
  if we fail to pay the interest due on an interest payment date, the defaulted interest will be paid to the person in whose name the debt security is registered at the close of business on the record date we will establish for the payment of defaulted interest; and

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  interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable.

        The first payment of interest on any series of debt securities originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date.

  Fixed Rate Notes

        Each fixed rate debt security, which we refer to as a fixed rate note, will bear interest at the annual rate specified in the applicable supplement. The interest payment dates for fixed rate notes will be specified in the applicable supplement and the regular record dates will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date unless otherwise specified in the applicable supplement. Unless otherwise specified in the applicable supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date for any payment on any fixed rate note is not a business day, payment of interest, premium, if any, or principal otherwise payable on such fixed rate note will be made on the next succeeding business day. We will not pay any additional interest as a result of the delay in payment.

  Floating Rate Notes

        Unless otherwise specified in an applicable supplement, floating rate debt securities, which we refer to as floating rate notes, will be issued as described below. Each applicable supplement will specify certain terms with respect to which such floating rate note is being delivered, including:

  •
  whether the floating rate note is a regular floating rate note, an inverse floating rate note or a floating rate/fixed rate note (if not specified, the floating rate note will be a regular floating rate note);

  •
  the interest rate basis or bases;

  •
  initial interest rate;

  •
  interest reset dates;

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  interest reset period;

  •
  interest payment dates;

  •
  index maturity, if any;

  •
  maximum interest rate and minimum interest rate, if any;

  •
  the spread and/or spread multiplier, if any; and

  •
  if one or more of the specified interest rate bases is LIBOR, the index currency, if any, as described below.

        Unless otherwise specified in the applicable supplement, each regular record date for a floating rate note will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date.

        The interest rate borne by the floating rate notes will be determined as follows:

  •
  Unless a floating rate note is a floating rate/fixed rate note or an inverse floating rate note, the floating rate note will be a regular floating rate note and, except as described below or in an applicable supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

  •
  plus or minus the applicable spread, if any; and/or

  •
  multiplied by the applicable spread multiplier, if any.

        Unless otherwise specified in the applicable supplement, commencing on the initial interest reset date, the rate at which interest on such regular floating rate note will be payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

  •
  If a floating rate note is a floating rate/fixed rate note, then, except as described below or in an applicable supplement, the floating rate/fixed rate note will initially bear interest at the rate determined by reference to the applicable interest rate basis or bases:

  •
  plus or minus the applicable spread, if any; and/or

  •
  multiplied by the applicable spread multiplier, if any.

        Commencing on the initial interest reset date, the rate at which interest on the floating rate/fixed rate note will be payable shall be reset as of each interest reset date, except that:

    •
    the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate; and

    •
    the interest rate in effect commencing on, and including, the fixed rate commencement date (as specified in the applicable supplement) to the maturity date will be the fixed interest rate specified in the applicable supplement, or if no fixed interest rate is so specified and the floating rate/fixed rate note is still outstanding on the fixed rate commencement date, the interest rate in effect on the floating rate/fixed rate note on the day immediately preceding the fixed rate commencement date.

  •
  If a floating rate note is an inverse floating rate note, then, except as described below or in an applicable supplement, the inverse floating rate note will bear interest equal to the fixed interest rate specified in the applicable supplement:

  •
  minus the rate determined by reference to the interest rate basis or bases;

  •
  plus or minus the applicable spread, if any; and/or

  •
  multiplied by the applicable spread multiplier, if any.

        Unless otherwise specified in the applicable supplement, the interest rate on an inverse floating rate note will not be less than zero. Commencing on the initial interest reset date, the rate at which interest on such inverse floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

        Unless otherwise provided in the applicable supplement, each interest rate basis will be the rate determined in accordance with the applicable provisions below. Except as set forth above or in the applicable supplement, the interest rate in effect on each day will be:

  •
  if such day is an interest reset date, the interest rate as determined on the interest determination date (as defined below) immediately preceding such interest reset date; or

  •
  if such day is not an interest reset date, the interest rate determined on the interest determination date immediately preceding the next preceding interest reset date.

        Except for the fixed rate period described above for floating rate/fixed rate notes, interest on floating rate notes will be determined by reference to an interest rate basis, which may be one or more of:

  •
  the CD rate;

  •
  the Commercial Paper rate;

  •
  the Federal Funds rate/Federal Funds open rate;

  •
  LIBOR;

  •
  the Prime rate;

  •
  the Treasury rate; or

  •
  any other interest rate basis or interest rate formula described in the applicable supplement.

        The "spread" is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The "spread multiplier" is the percentage of the related interest rate basis or bases applicable to a floating rate note by which such interest rate basis or bases will be multiplied to determine the applicable interest rate on such floating rate note. The "index maturity" is the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated.

        Each applicable supplement will specify whether the rate of interest on the related floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or such other specified interest reset period and the dates on which such interest rate will be reset. Unless otherwise specified in the applicable supplement, the interest reset date will be, in the case of floating rate notes which reset:

  •
  daily, each business day;

  •
  weekly, a business day that occurs in each week as specified in the applicable supplement (with the exception of weekly reset Treasury rate notes, which will reset the Tuesday of each week except as specified below);

  •
  monthly, a business day that occurs in each month as specified in the applicable supplement;

  •
  quarterly, a business day that occurs in each third month as specified in the applicable supplement;

  •
  semi-annually, a business day that occurs in each of two months of each year as specified in the applicable supplement; and

  •
  annually, a business day that occurs in one month of each year as specified in the applicable supplement.

        If any interest reset date for any floating rate note would otherwise be a day that is not a business day, that interest reset date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

        The term "business day" means, unless otherwise specified in the applicable supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable series of debt securities and:

  •
  with respect to LIBOR notes, "business day" will also require a London business day;

  •
  with respect to any series of debt securities denominated in euros, "business day" will also require a day on which the TransEuropean Real-Time Gross Settlement Express Transfer (TARGET) System is in place; and

  •
  with respect to any series of debt securities denominated in a specified currency other than U.S. dollars or euros, "business day" will not include a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the specified currency.

        "London business day" means a day that is both a business day and a day on which dealings in deposits in any currency specified in the applicable supplement are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

        Except as provided below or in an applicable supplement, interest will be payable on the maturity date and in the case of floating rate notes which reset:

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  daily, weekly or monthly, on a business day that occurs in each month as specified in the applicable supplement;

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  quarterly, on a business day that occurs in each third month as specified in the applicable supplement;

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  semi-annually, on a business day that occurs in each of two months of each year as specified in the applicable supplement; and

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  annually, on a business day that occurs in one month of each year as specified in the applicable supplement.

        If any interest payment date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be the next succeeding day that is a business day, and we will not pay any additional interest as a result of the delay in payment, except that if a floating rate note is a LIBOR note and if the next business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, and we will not pay any additional interest for the period from and after the maturity date.

        All percentages resulting from any calculation on floating rate notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

        With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (a) the date of issue and (b) the last day to which interest has been paid or duly provided for to but excluding the last date for which accrued interest is being calculated. Unless otherwise specified in the applicable supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of floating rate notes for which the interest rate basis is the CD rate, the Commercial Paper rate, the Federal Funds rate, the Federal Funds open rate, LIBOR or the Prime rate, or by the actual number of days in the year in the case of floating rate notes for which the interest rate basis is the

Treasury rate. The accrued interest factor for floating rate notes for which the interest rate may be calculated with reference to two or more interest rate bases will be calculated in each period by selecting one such interest rate basis for such period in accordance with the provisions of the applicable supplement.

        The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be the rate determined as of the interest determination date. Unless otherwise specified in the applicable supplement, the interest determination date with respect to the CD rate, the Commercial Paper rate, the Federal Funds rate and the Prime rate will be the second business day preceding each interest reset date for the related floating rate note; and the interest determination date with respect to LIBOR will be the second London business day preceding each interest reset date. With respect to the Treasury rate, unless otherwise specified in an applicable supplement, the interest determination date will be the day in the week in which the related interest reset date falls on which day Treasury bills (as defined below) are normally auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday on the week preceding the related interest reset date, the related interest determination date will be such preceding Friday; and provided, further, that if an auction falls on any interest reset date then the related interest reset date will instead be the first business day following such auction. Unless otherwise specified in the applicable supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days prior to each interest reset date for such floating rate note. Each interest rate basis will be determined and compared on such date, and the applicable interest rate will take effect on the related interest reset date, as specified in the applicable supplement.

        Unless otherwise provided for in the applicable supplement, JPMorgan Chase Bank, N.A. will be the calculation agent and for each interest reset date will determine the interest rate with respect to any floating rate note as described below. The calculation agent will notify us, the paying agent and the trustee of each determination of the interest rate applicable to a floating rate note promptly after such determination is made. The trustee will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date relating to such floating rate note. Unless otherwise specified in the applicable supplement, the "calculation date", where applicable, pertaining to any interest determination date will be the earlier of (a) the tenth calendar day after that interest determination date or, if such day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity date, as the case may be.

        Unless otherwise specified in the applicable supplement, the calculation agent will determine the interest rate basis with respect to floating rate notes as follows:

        CD Rate Notes.    CD rate debt securities, which we refer to as CD rate notes, will bear interest at the interest rate (calculated with reference to the CD rate and the spread and/or spread multiplier, if any) specified in the CD rate notes and in the applicable supplement.

        Unless otherwise specified in the applicable supplement, "CD rate" means, with respect to any interest determination date relating to a CD rate note, the rate on the date for negotiable certificates of deposit having the index maturity designated in the applicable supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" under the heading "CDs (secondary market)", or any successor publication or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the CD rate will be the rate on such interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable supplement as published by the Federal Reserve Bank of New York in its daily update of H.15 available through the world-wide web site of the Board of Governors of the Federal Reserve System at "http://www.federalreserve.gov/releases/H15/ update" or any successor site or publication of the Board of Governors under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to an interest determination date, the calculation agent will calculate the CD rate on that interest determination date, which will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity designated in the applicable supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting as set forth above, the CD rate with respect to such interest determination date will be the same as the CD rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

        Commercial Paper Rate Notes.    Commercial Paper rate debt securities, which we refer to as Commercial Paper rate notes, will bear interest at the interest rate (calculated with reference to the Commercial Paper rate and the spread and/or spread multiplier, if any) specified in the Commercial Paper rate notes and in the applicable supplement.

        Unless otherwise specified in the applicable supplement, "Commercial Paper rate" means, with respect to any interest determination date relating to a Commercial Paper rate note, the money market yield (as defined below) of the rate on that date for commercial paper having the index maturity designated in the applicable supplement, as published in H.15(519), under the heading "Commercial Paper—Non-financial". In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the Commercial Paper rate will be the money market yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in H.15 daily update under the heading "Commercial Paper—Non-financial" (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on that calculation date the rate is not yet available in either H.15(519) or H.15 daily update, then the calculation agent will calculate the Commercial Paper rate on that interest determination date, which will be the money market yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the calculation agent; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting offered rates as set forth above, the Commercial Paper rate with respect to such interest determination date will be the same as the Commercial Paper rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        "Money market yield" will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D×360 360-(D×M)	×	100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

        Federal Funds Rate Notes/Federal Funds Open Rate Notes.    Federal Funds rate debt securities, which we refer to as Federal Funds rate notes, will bear interest at the interest rate (calculated with reference to the Federal Funds rate and the spread and/or spread multiplier, if any) specified in the Federal Funds rate notes and in the applicable supplement. Federal Funds open rate debt securities, which we refer to as Federal Funds open rate notes, will bear interest at the interest rate (calculated with reference to the Federal Funds open rate and the spread and/or spread multiplier, if any) specified in the Federal Funds open rate notes and in the applicable supplement.

        Unless otherwise specified in the applicable supplement, the "Federal Funds rate" means, with respect to any interest determination date relating to a Federal Funds rate note, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (effective)", as such rate is displayed on Moneyline Telerate, Inc. (or any successor service) on page 120 (or any page which may replace such page) or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the Federal Funds rate will be the rate on that interest determination date as published in H.15 daily update under the heading "Federal Funds (effective)". If that rate is not published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the calculation agent will calculate the Federal Funds rate for that interest determination date, which will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers (which may include any underwriters, agents or their affiliates) of Federal Funds transactions in The City of New York selected by the calculation agent (after consultation with us); provided, however, that if the brokers selected as aforesaid by the calculation agent are not quoting as set forth above, the Federal Funds rate with respect to such interest determination date will be the same as the Federal Funds rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        Unless otherwise specified in the applicable supplement, the "Federal Funds open rate" means, with respect to any interest determination date relating to a Federal Funds open rate note, the rate for such day for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as published under the heading "Federal Funds" opposite the caption "Open" as such rate is displayed on Moneyline Telerate, Inc. (or any successor service) on page 5 (or any page which may replace such page). In the event that on any interest determination date no reported rate appears on the designated Moneyline Telerate, Inc. page, the rate for the interest determination date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or any successor) on Bloomberg. In the event that on any interest determination date no reported rate appears on the designated Moneyline Telerate, Inc. page or the FFPREBON Index page on Bloomberg, the interest rate applicable to such interest period will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar Federal Funds prior to 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers (which may include any underwriters, agents or their affiliates) of Federal Funds transactions in New York City selected by the calculation agent (after consultation with us); provided, however, that if the brokers selected by the calculation agent are not quoting as set forth above, the Federal Funds open rate with respect to such interest determination date will be the same as the Federal Funds open rate in effect for the immediately preceding interest period (or, if there was no preceding interest period, the rate of interest will be the rate determined on the initial interest determination date). Notwithstanding the foregoing, the Federal Funds open rate in effect for any day that is not a business day shall be the Federal Funds open rate in effect for the prior business day.

        LIBOR Notes.    LIBOR debt securities, which we refer to as LIBOR notes, will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified in the LIBOR notes and in the applicable supplement.

        Unless otherwise specified in the applicable supplement, the calculation agent will determine "LIBOR" for each interest reset date as follows:

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  With respect to an interest determination date relating to a LIBOR note, LIBOR will be the offered rate for deposits in the London interbank market in the index currency (as defined below) having the index maturity designated in the applicable supplement commencing on the second London business day immediately following such interest determination date that appears on the Designated LIBOR Page (as defined below) or a successor reporter of such rates selected by the calculation agent and acceptable to us, as of 11:00 a.m., London time, on such interest determination date (the "reported rate"). If no rate appears on the Designated LIBOR Page, LIBOR in respect of such interest determination date will be determined as if the parties had specified the rate described in the following paragraph.

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  With respect to an interest determination date relating to a LIBOR note to which the last sentence of the previous paragraph applies, the calculation agent will request the principal London offices of each of four major reference banks (which may include any underwriters, agents or their affiliates) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable supplement commencing on the second London business day immediately following such interest determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in such index currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable supplement), in the principal financial center of the country of the specified index currency, on that interest determination date for loans made in the index currency to leading European banks having the index maturity designated in the applicable supplement commencing on the second London business day immediately following such interest determination date and in a principal amount that is representative for a single transaction in that index currency in that market at such time by three major reference banks (which may include any underwriters, agents or their affiliates) in such principal financial center selected by the calculation agent (after consultation with us); provided, however, that if fewer than three reference banks so selected by the calculation agent are quoting such rates as mentioned in this sentence, LIBOR with respect to such interest determination date will be the same as LIBOR in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        "Index currency" means the currency (including currency units and composite currencies) specified in the applicable supplement as the currency with respect to which LIBOR will be calculated. If no currency is specified in the applicable supplement, the index currency will be U.S. dollars.

        "Designated LIBOR Page" means the display on Page 3750 (or any other page specified in the applicable supplement) of Moneyline Telerate, Inc. (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

        Prime Rate Notes.    Prime rate debt securities, which we refer to as Prime rate notes, will bear interest at the interest rate (calculated with reference to the Prime rate and the spread and/or spread multiplier, if any) specified in the Prime rate notes and in the applicable supplement.

        Unless otherwise specified in the applicable supplement, "Prime rate" means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption "Bank Prime Loan" or, if not published by 3:00 p.m., New York City time, on the calculation date, the rate on such interest determination date as published in H.15 daily update under the caption "Bank Prime Loan". If that rate is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the Prime rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as that bank's prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date as quoted on the Reuters Screen USPRIME1 Page on that interest determination date, or, if fewer than four of these rates appear on the Reuters Screen USPRIME1 Page for that interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested. If fewer than two quotations are provided, the calculation agent will calculate the Prime rate, which will be the arithmetic mean of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the calculation agent to quote prime rates. "Reuters Screen USPRIME1 Page" means the display designated as the "USPRIME1" page on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

        Treasury Rate Notes.    Treasury rate debt securities, which we refer to as Treasury rate notes, will bear interest at the interest rate (calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any) specified in the Treasury rate notes and in the applicable supplement.

        Unless otherwise specified in the applicable supplement, the "Treasury rate" means, with respect to any interest determination date relating to a Treasury rate note, the rate from the auction held on such interest determination date, which we refer to as the "auction", of direct obligations of the United States, which we refer to as Treasury bills, having the index maturity designated in the applicable supplement under the caption "INVESTMENT RATE" on the display on Moneyline Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page) or page 57 (or any other page as may replace such page) or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the bond equivalent yield (as defined below) of the rate for such Treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High" or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of such Treasury bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of Treasury bills having the index maturity designated in the applicable supplement is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the Treasury rate will be the bond equivalent yield of the rate on that interest determination date of Treasury bills having the index maturity designated in the applicable supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not published by 3:00 p.m., New York

City time, on the related calculation date, the rate on that interest determination date of such Treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market". In the event such rate is not published by 3:00 p.m., New York City time, on such calculation date, then the calculation agent will calculate the Treasury rate, which will be a bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary U.S. government securities dealers (which may include Credit Suisse Securities (USA) LLC) selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable supplement; provided, however, that if the dealers selected by the calculation agent are not quoting bid rates as mentioned in this sentence, the Treasury rate with respect to the interest determination date will be the same as the Treasury rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        The term "bond equivalent yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond equivalent yield	=	D×N×100 360-(D×M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable interest reset period.

Indexed Notes

        A series of debt securities also may be issued with the principal amount payable at maturity or interest to be paid on such series of debt securities, or both, to be determined with reference to the price or prices of specified commodities, stocks or indices, the exchange rate of a specified currency relative to one or more other currencies, currency units, composite currencies or units of account specified in an applicable supplement, or such other price or exchange rate as may be specified in such series of debt securities, as set forth in an applicable supplement relating to such series of debt securities ("indexed notes"). In certain cases, holders of indexed notes may receive a principal amount on the maturity date that is greater than or less than the face amount of the indexed notes, or an interest rate that is greater than or less than the stated interest rate on the indexed notes, or both, depending upon the structure of the indexed note and the relative value on the maturity date or at the relevant interest payment date, as the case may be, of the specified indexed item. However, the amount of interest or principal payable with respect to an indexed note will not be less than zero. Information as to the method for determining the principal amount payable on the maturity date, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in indexed notes will be set forth in the applicable supplement.

        An investment in indexed notes may be much riskier than a similar investment in conventional fixed-rate debt securities. If the interest rate of an indexed note is indexed, it may result in an interest rate that is less than that payable on conventional fixed-rate debt securities issued by us at the same time, including the possibility that no interest will be paid. If the principal amount of an indexed note is indexed, the principal amount payable at maturity may be less than the original purchase price of such indexed note, including the possibility that no principal will be paid, resulting in an entire loss of investment. Additionally, if the formula used to determine the principal amount or interest payable with respect to such indexed notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, stock or interest rate index may be increased. We refer you to "Foreign Currency Risks".

Dual Currency Notes

        Dual currency debt securities, which we refer to as dual currency notes, are any series of debt securities as to which we have a one-time option, exercisable on a specified date in whole, but not in part, with respect to all dual currency notes issued on the same day and having the same terms, of making all payments of principal, premium, if any, and interest after the exercise of such option, whether at maturity or otherwise (which payments would otherwise be made in the face amount currency of such series of debt securities specified in the applicable supplement), in the optional payment currency specified in the applicable supplement. The terms of the dual currency notes together with information as to the relative value of the face amount currency compared to the optional payment currency and as to tax considerations associated with an investment in dual currency notes will also be set forth in the applicable supplement.

        If we elect on any option election date specified in the applicable supplement to pay in the optional payment currency instead of the face amount currency, payments of interest, premium, if any, and principal made after such option election date may be worth less, at the then current exchange rate, than if we had made such payments in the face amount currency. We refer you to "Foreign Currency Risks".

Renewable Notes

        We may also issue from time to time variable rate renewable debt securities, which we refer to as renewable notes, which will mature on an interest payment date specified in the applicable supplement unless the maturity of all or a portion of the principal amount of the renewable notes is extended in accordance with the procedures set forth in the applicable supplement.

Short-Term Notes

        We may offer from time to time series of debt securities with maturities of less than one year, which we refer to as short-term notes. Unless otherwise indicated in the applicable supplement, interest on short-term notes will be payable at maturity. Unless otherwise indicated in the applicable supplement, interest on short-term notes that are floating rate notes (other than Treasury rate notes) will be computed on the basis of the actual number of days elapsed divided by 360, and interest on short-term notes that are Treasury rate notes will be computed on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, as the case may be.

Extension of Maturity

        The applicable supplement will indicate whether we have the option to extend the maturity of a series of debt securities (other than an amortizing note) for one or more periods up to but not beyond the final maturity date set forth in the applicable supplement. If we have that option with respect to any series of debt securities (other than an amortizing note), we will describe the procedures in the applicable supplement.

Amortizing Notes

        Amortizing debt securities, which we refer to as amortizing notes, are a series of debt securities for which payments combining principal and interest are made in installments over the life of such series of debt securities. Payments with respect to amortizing notes will be applied first to interest due and payable on the amortizing notes and then to the reduction of the unpaid principal amount of the amortizing notes. We will provide further information on the additional terms and conditions of any issue of amortizing notes in the applicable supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable supplement and set forth on the amortizing notes.

Original Issue Discount Notes

        We may offer series of debt securities, which we refer to as original issue discount notes, from time to time at an issue price (as specified in the applicable supplement) that is less than 100% of the principal amount of such series of debt securities (i.e., par). Original issue discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount note and par is referred to herein as the "discount". In the event of redemption, repayment or acceleration of maturity of an original issue discount note, the amount payable to the holder of an original issue discount note will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount note (if applicable), multiplied by the initial redemption percentage specified in the applicable supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

        Unless otherwise specified in the applicable supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount note, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable original issue discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such original issue discount note and an assumption that the maturity of such original issue discount note will not be accelerated. If the period from the date of issue to the initial interest payment date for an original issue discount note is shorter than the compounding period for such original issue discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code.

        Certain original issue discount notes may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount notes may be treated as issued with original issue discount for federal income tax purposes. We refer you to "Certain United States Federal Income Tax Considerations".

Redemption at Our Option

        Unless otherwise provided in the applicable supplement, we cannot redeem debt securities prior to maturity. We may redeem a series of debt securities at our option prior to the maturity date only if an initial redemption date is specified in the applicable supplement. If so specified, we can redeem the debt securities of such series at our option on any date on and after the applicable initial redemption date in whole or from time to time in part in increments of $2,000 or such other minimum denomination specified in such applicable supplement (provided that any remaining principal amount of the debt securities of such series will be at least $2,000 or such other minimum denomination), at the applicable redemption price, together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the indenture. By redemption price for a debt security of a series, we mean an amount equal to the initial redemption percentage specified in the applicable supplement (as adjusted by the annual redemption percentage reduction specified in the applicable supplement, if any) multiplied by the unpaid principal amount of the debt security to be redeemed. The initial redemption percentage, if any, applicable to a series of debt securities may decline on each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount to be redeemed. The redemption price of original issue discount notes is described above under "—Original Issue Discount Notes".

        Foreign currency denominated debt securities may be subject to different restrictions on redemption. We refer you to "Special Provisions Relating to Foreign Currency Denominated Debt Securities—Minimum Denominations, Restrictions on Maturities, Repayment and Redemption".

Repayment at the Noteholders' Option; Repurchase

        Holders may require us to repay a series debt securities prior to maturity only if one or more optional repayment dates are specified in the applicable supplement. If so specified, we will repay debt securities of such series at the option of the holders on any optional repayment date in whole or in part from time to time in increments of $2,000 or other minimum denomination specified in the applicable supplement (provided that any remaining principal amount thereof will be at least $2,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. A holder who wants us to repay a debt security prior to maturity must deliver the debt security, together with the form "Option to Elect Repayment" properly completed, to the trustee at its corporate trust office (or any other address that we specify in the applicable supplement or notify holders of from time to time) no more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of a repayment option by the holder will be irrevocable. The repayment price of original issue discount notes is described above under "—Original Issue Discount Notes". Notwithstanding the foregoing, we will comply with Section 14(e) under the Exchange Act to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to repurchase a series of debt securities.

        Only the depositary may exercise the repayment option in respect of global securities representing book-entry debt securities. Accordingly, beneficial owners of global securities that desire to have all or any portion of book-entry debt securities represented by global securities repaid must direct the participant of the depositary through which they own their interest to direct the depositary to exercise the repayment option on their behalf by delivering the related global security and duly completed election form to the trustee as aforesaid. In order to ensure that the global security and election form are received by the trustee on a particular day, the applicable beneficial owner must so direct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines of those participants. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given by a beneficial owner, the beneficial owner must cause the participant through which it owns its interest to transfer that beneficial owner's interest in the global security or securities representing the related book-entry debt securities, on the depositary's records, to the trustee. We refer you to "—Book-Entry System".

        Foreign currency denominated debt securities may be subject to different restrictions on repayment. We refer you to "Special Provisions Relating to Foreign Currency Denominated Debt Securities—Minimum Denominations, Restrictions on Maturities, Repayment and Redemption".

        We may at any time purchase debt securities at any price in the open market or otherwise. Such debt securities purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Tax Redemption

        If specifically provided by the applicable supplement, we may redeem a series of debt securities at our option at any time, in whole but not in part, on giving not less than 30 nor more than 60 days' notice, at the principal amount of such series of debt securities being redeemed, together with accrued interest to the date of redemption, if we have or will become obligated to pay additional interest on such series of debt securities as described under "—Payment of Additional Amounts" below as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable supplement, and such obligation cannot be avoided by our taking reasonable measures available to us, provided that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional interest were a payment in respect of the debt securities of such series then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we will deliver to the trustee a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and an opinion of independent counsel of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment.

Payment of Additional Amounts

        If specifically provided by the applicable supplement, we may, subject to the exceptions and limitations set forth below, pay such additional amounts to the holder of a series of debt securities that is a non-U.S. holder (which we define under the heading "Certain United States Federal Income Tax Considerations") as may be necessary so that every net payment on such series of debt securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such series of debt securities to be then due and payable. However, we will not be required to make any such payment of additional amounts for or on account of:

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  any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between such holder and the United States, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (b) such holder's past or present status as a personal holding company, foreign personal holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

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  any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

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  any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a debt security for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

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  any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on such series of debt securities;

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  any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from a payment on such series of debt securities, if such payment can be made without such deduction or withholding by any other paying agent;

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  any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such series of debt securities if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

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  any tax, assessment or other governmental charge imposed on a holder of such series of debt securities that actually or constructively owns 10 percent or more of the combined voting power of all classes of our stock or that is a controlled foreign corporation related to us through stock ownership; or

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  as discussed in "European Union Directive on Taxation of Certain Interest Payments" below, any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 (including Directive 2003/48/EC adopted by the Council of the European Union on June 3, 2003), or any law implementing or complying with, or introduced in order to conform to, such Directive;

nor will such additional amounts be paid with respect to a payment on such series of debt securities to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such series of debt securities.

Payment and Transfer

        We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent appointed by us. Unless we state otherwise in an applicable supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the applicable supplement or by mailing a check to you at the address we have for you in the register.

        Unless we describe other procedures in an applicable supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the applicable supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

        We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the applicable supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

        Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

        Unless we state otherwise in an applicable supplement, you may elect to hold interests in the global securities through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear (outside of the United States), if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts.

        As long as the debt securities of a series are represented by the global securities, we will pay principal of and interest and premium on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants. If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the applicable supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

        We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

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  As to DTC: DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

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  As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

    Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

    As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include any underwriters or agents for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

    Distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

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  As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

    Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters for the debt securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

    The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

    The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

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    transfers of securities and cash within Euroclear;

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    withdrawal of securities and cash from Euroclear; and

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    receipt of payments with respect to securities in Euroclear.

    All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

    Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

        Global certificates are generally not transferable. We will issue physical certificates to beneficial owners of a global security if:

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  the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

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  the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days; or

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  we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates.

        If any of the events described in the preceding paragraph occurs, we will issue definitive securities in certificated form in an amount equal to a holder's beneficial interest in the securities. Unless otherwise specified in the applicable supplement, definitive securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the debt securities.

        In the event definitive securities are issued:

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  holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan;

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  holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the office of JPMorgan Chase Bank, N.A., the trustee under the indentures. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

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  any moneys we pay to our paying agents for the payment of principal and interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

Global Clearance and Settlement Procedures

        You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by a U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of debt securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Subordination

        When we use the term "senior indebtedness", we mean:

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  any money we have borrowed (other than money we owe to any of our subsidiaries);

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  any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly;

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  any letters of credit and acceptances made by banks on our behalf; and

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  indebtedness that we have incurred or assumed in connection with the acquisition of any property.

        The subordinated indenture provides that we cannot:

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  make any payments of principal, premium or interest on the subordinated debt securities;

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  acquire any subordinated debt securities; or

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  defease any subordinated debt securities;

        if

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  any senior indebtedness in an aggregate principal amount of more than $50.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that senior indebtedness has not yet been paid in full by us; or

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  we have defaulted in the payment of any principal, premium or interest on any senior indebtedness in an aggregate principal amount of more than $50.0 million at the time the payment was due, unless and until the payment default is cured by us or waived by the holders of the senior indebtedness.

        In addition, if there is a default on any senior indebtedness other than a default by us in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. In order for this to happen, the holders of a majority in principal amount of all the senior indebtedness have to so notify us and the trustee.

        However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180-day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360-day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

        If we make any payment to the trustee or the holders of the subordinated debt securities when we were not supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness to the extent of their claims.

        If we are liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any of our assets. As a result, holders of subordinated debt securities may receive a smaller proportion of our assets in bankruptcy or liquidation than holders of senior indebtedness.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities, we will be in default on our obligations under the subordinated indenture if we do not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against us, but they would not receive any money until the claims of the senior indebtedness have been fully satisfied.

        The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from us or any holder of subordinated debt securities.

Consolidation, Merger or Sale

        We have agreed not to consolidate with or merge into any other person or convey or transfer all or substantially all of our properties and assets to any person, unless:

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  we are the continuing person; or

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  the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

        Also, if we consolidate, merge or convey or transfer all or substantially all of our properties and assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to outstanding debt securities or any debt securities issued thereafter.

        In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and, if we are not the continuing person, an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (Section 5.01)

Modification of the Indentures

        In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, the amendment cannot:

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  make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder, modifying any right to convert or exchange the debt securities for another security to the detriment of the holder, and impairing any right of a holder to bring suit for payment;

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  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

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  waive any payment default; or

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  make any change to Section 9.02 of either indenture.

        However, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

        In particular, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent to add a guarantee from a third party on our outstanding and future debt securities to be issued under the indenture.

Events of Default

        When we use the term "event of default" in the indentures, here are some examples of what we mean.

        Unless otherwise specified in an applicable supplement, an event of default with respect to a series of debt securities occurs if:

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  we fail to pay the principal or any premium on any debt security of that series when due;

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  we fail to pay interest when due on any debt security of that series for 30 days;

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  we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series;

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  a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us or Credit Suisse Securities (USA) LLC (or any successor to all or substantially all of its business), and we are unable to obtain a stay or a dismissal of that proceeding within 60 days; or

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  we or Credit Suisse Securities (USA) LLC voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against us or Credit Suisse Securities (USA) LLC under these laws.

        The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the applicable supplement relating to such series.

        The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (Section 7.05)

        If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

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  the entire principal of the debt securities of such series; or

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  if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable supplement. (Section 6.02)

        If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

        The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (Section 6.04)

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 6.05)

        We are not required to provide the trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

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  we will be discharged from our obligations with respect to the debt securities of such series; or

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  we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

        We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Notices

        Notices to holders of a series of debt securities will be made by first class mail, postage prepaid, to the registered holders.

Concerning the Trustee

        JPMorgan Chase Bank, N.A. has loaned money to us and certain of our subsidiaries and affiliates and provided other services to us and has acted as trustee under certain of our and our subsidiaries and affiliates' indentures in the past and may do so in the future as a part of its regular business.

Governing Law

        The laws of the State of New York will govern the indentures and the debt securities.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY DENOMINATED DEBT SECURITIES

        Unless otherwise specified in the applicable supplement, the following additional provisions will apply to foreign currency denominated debt securities.

Payment Currency

        Unless otherwise indicated in the applicable supplement, you will be required to pay for foreign currency denominated debt securities in the specified currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies. Therefore, unless otherwise indicated in the applicable supplement, the exchange rate agent we appoint and identify in the applicable supplement will arrange for the conversion of U.S. dollars into the specified currency on behalf of any purchaser of a foreign currency denominated debt security to enable a prospective purchaser to deliver the specified currency in payment for a foreign currency denominated debt security. The exchange rate agent must receive a request for any conversion on or prior to the third business day preceding the date of delivery of the foreign currency denominated debt security. You must pay all costs of currency exchange.

        Unless otherwise specified in the applicable supplement or unless the holder of a foreign currency denominated debt security elects to receive payments in the specified currency, payments made by us of principal of, premium, if any, and interest, if any, on a foreign currency denominated debt security will be made in U.S. dollars. The U.S. dollar amount to be received by a holder will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the exchange rate agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to the holders of debt securities scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If these bid quotations are not available, payments to holders will be made in the specified currency.

        Unless otherwise specified in the applicable supplement, a holder of a foreign currency denominated debt security may elect to receive payment in the specified currency for all payments and need not file a separate election for each payment, and such election will remain in effect until revoked by written notice to the paying agent at its corporate trust office in The City of New York received on a date prior to the record date for the relevant interest payment date or at least 10 calendar days prior to the maturity date (or any redemption date or repayment date), as the case may be; provided, that such election is irrevocable as to the next succeeding payment to which it relates; if such election is made as to full payment on a debt security, the election may thereafter be revoked so long as the paying agent is notified of the revocation within the time period set forth above.

        Banks in the United States offer non-U.S. dollar-denominated checking or savings account facilities in the United States only on a limited basis. Accordingly, unless otherwise indicated in the applicable supplement, payments of principal of, premium, if any, and interest, if any, on, foreign currency denominated debt securities to be made in a specified currency other than U.S. dollars will be made to an account at a bank outside the United States, unless alternative arrangements are made.

        If a specified currency (other than the U.S. dollar) in which a debt security is denominated or payable: (a) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (b) is a currency unit and such currency unit ceases to be used for the purposes for which it was established, or (c) is not available to us for making payments due to the imposition of exchange controls or other circumstances beyond our control, in each such case, as determined in good faith by us, then with respect to each date for the payment of principal of and interest, if any, on a debt security denominated or payable in such specified currency occurring after the last date on which such specified currency was so used, which we refer to as the conversion date, the U.S. dollar or such foreign currency or currency unit as may be specified by us, which we refer to as the substitute currency, will become the currency of payment for use on each such payment date (but such specified currency will, at our election, resume being the currency of payment on the first such payment date preceded by 15 business days during which the circumstances which gave rise to the change of currency no longer prevail, in each case, as determined in good faith by us). The substitute currency amount to be paid by us to the trustee and by the trustee or any paying agent to the holder of a debt security with respect to such payment date will be the currency equivalent or currency unit equivalent (each as defined below) of the specified currency as determined by the exchange rate agent (which determination will be delivered in writing to the trustee not later than the fifth business day prior to the applicable payment date) as of the conversion date or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 business days before such payment date. We refer to such conversion date or date preceding a payment date as aforesaid as the valuation date. Any payment in a substitute currency under the circumstances described above will not constitute an event of default under the indenture or the debt securities.

        The "currency equivalent" will be determined by the exchange rate agent as of each valuation date and will be obtained by converting the specified currency (unless the specified currency is a currency unit) into the substitute currency at the market exchange rate (as defined below) on the valuation date.

        The "currency unit equivalent" will be determined by the exchange rate agent as of each valuation date and will be the sum obtained by adding together the results obtained by converting the specified amount of each initial component currency into the substitute currency at the market exchange rate on the valuation date for such component currency.

        "Component currency" means any currency which, on the conversion date, was a component currency of the relevant currency unit.

        "Market exchange rate" means, as of any date, for any currency or currency unit the noon U.S. dollar buying rate for that currency or currency unit, as the case may be, for cable transfers quoted in New York City on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more currencies or currency units for which an exchange rate is required, the exchange rate agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York City or in the country of issue of the currency or currency unit in question, or such other quotations as the exchange rate agent will deem appropriate. Unless otherwise specified by the exchange rate agent, if there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a non-resident issuer of securities designated in such currency or currency unit would, as determined in its sole discretion and without liability on the part of the exchange rate agent, purchase such currency or currency unit in order to make payments in respect of such securities.

        "Specified amount" of a component currency means the number of units (including decimals) which such component currency represented in the relevant currency unit, on the conversion date or the valuation date or the last date the currency unit was so used, whichever is later. If after such date the official unit of any component currency is altered by way of combination or subdivision, the specified amount of such component currency will be divided or multiplied in the same proportion. If after such date two or more component currencies are consolidated into a single currency, the respective specified amounts of such component currencies will be replaced by an amount in such single currency equal to the sum of the respective specified amounts of such consolidated component currencies expressed in such single currency, and such amount will thereafter be a specified amount and such single currency will thereafter be a component currency. If after such date any component currency will be divided into two or more currencies, the specified amount of such component currency will be replaced by specified amounts of such two or more currencies, the sum of which, at the market exchange rate of such two or more currencies on the date of such replacement, will be equal to the specified amount of such former component currency and such amounts will thereafter be specified amounts and such currencies will thereafter be component currencies.

        All determinations referred to above made by us or our agents will be at our or their sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you.

        Specific information about the currency, currency unit or composite currency in which a particular foreign currency denominated debt security is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Minimum Denominations, Restrictions on Maturities, Repayment and Redemption

        Debt securities denominated in specified currencies other than U.S. dollars will have the minimum denominations and will be subject to the restrictions on maturities, repayment and redemption that are set forth in the applicable supplement. Any other restrictions applicable to debt securities denominated in specified currencies other than U.S. dollars, including restrictions related to the distribution of such debt securities, will be set forth in the applicable supplement.

FOREIGN CURRENCY RISKS

        This prospectus and any applicable supplement do not describe all of the possible risks of an investment in debt securities whose payment will be made in, or affected by the value of, a foreign currency or a composite currency. You should not invest in foreign currency denominated debt securities if you are not knowledgeable about foreign currency and indexed transactions. You should consult your own financial and legal advisors about such risks as such risks may change from time to time.

        We are providing the following information for the benefit of U.S. residents. If you are not a U.S. resident, you should consult your own financial and legal advisors before investing in any debt securities.

Exchange Rates and Exchange Controls

        A series of debt securities denominated in, or affected by the value of, a currency other than U.S. dollars has additional risks that do not exist for U.S. dollar denominated debt securities. The most important risks are (a) possible changes in exchange rates between the U.S. dollar and the specified currency after the issuance of the debt securities resulting from market changes in rates or from the official redenomination or revaluation of the specified currency and (b) imposition or modification of foreign exchange controls by either the U.S. government or foreign governments. Such risks generally depend on economic events, political events and the supply of, and demand for, the relevant currencies, over which we have no control.

        Exchange rates have fluctuated greatly in recent years and are likely to continue to fluctuate in the future. These fluctuations are caused by economic forces as well as political factors. However, you cannot predict future fluctuations based on past exchange rates. If the foreign currency decreases in value relative to the U.S. dollar, the yield on a foreign currency denominated debt security or currency-linked indexed debt security for a U.S. investor will be less than the coupon rate and you may lose money at maturity if you sell such debt security. In addition, you may lose all or most of your investment in a currency-linked indexed debt-security as a result of changes in exchange rates.

        Governments often impose exchange controls which can affect exchange rates or the availability of the foreign currency to make payments of principal, premium, if any, and interest on the debt securities. We cannot assure you that exchange controls will not restrict or prohibit payments of principal, premium, if any, or interest denominated in any specified currency.

        Even if there are no actual exchange controls, it is possible that the specified currency would not be available to us when payments on the debt securities are due because of circumstances beyond our control. If the specified foreign currency is not available, we will make the required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of a recent date. We refer you to "Special Provisions Relating to Foreign Currency Denominated Debt Securities—Payment Currency". You should consult your own financial and legal advisors as to the risk of an investment in debt securities denominated in a currency other than your home currency.

        Any applicable supplement relating to debt securities having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting that currency and any other required information concerning the currency.

Foreign Currency Judgments

        The indenture and the debt securities are governed by New York State law. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Accordingly, if you bring a lawsuit in a New York state court or in a federal court located in New York State for payment of a foreign currency denominated debt security, the court would award a judgment in the foreign currency and convert the judgment into U.S. dollars, on the date of the judgment. U.S. courts located outside New York State would probably award a judgment in U.S. dollars but it is unclear what rate of exchange they would use.

DESCRIPTION OF WARRANTS

General

        We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants. Warrants may be issued independently or together with any debt securities and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The forms of each of the warrant agreements have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. This prospectus briefly outlines certain general terms and provisions of the warrants we may issue. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable supplement.

Warrants to Purchase Debt Securities

        The applicable supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

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  the aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants;

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  the price at which and currency or currencies (including composite currencies) in which the debt securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

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  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the debt securities with which such warrants are issued and the number of such warrants issued with each such debt security;

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  if applicable, the date on and after which such warrants and the related debt securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of certain U.S. federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Other Warrants

        We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

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  securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the foregoing;

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  currencies or composite currencies; or

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  commodities.

        We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable supplement. The applicable supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

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  whether such warrants are put warrants or call warrants;

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  (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants;

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  the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same);

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  whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise;

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  whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both;

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  the date on which the right to exercise such warrants will commence and when such right will expire;

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  if applicable, the minimum or maximum number of such warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of certain U.S. federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. For a discussion of certain U.S. federal income tax considerations of holding warrants, we refer you to the applicable supplement.

        This summary deals only with U.S. holders (as defined below) that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the U.S. dollar.

        This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

        You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

        You are a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. You are a non-U.S. holder if you are not a United States person for U.S. federal income tax purposes.

U.S. Holder

Payments or Accruals of Interest

        Payments or accruals of "qualified stated interest" (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, which we refer to as a foreign currency, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt Securities

        Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency denominated debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

        When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under "—Payments or Accruals of Interest") and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency denominated debt security is disposed of or retired. If you dispose of a foreign currency denominated debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

        The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency denominated debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

        Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at the lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

        Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency denominated debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

        If we issue a series of debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the series of debt securities multiplied by the number of full years to their maturity, the series of debt securities will be original issue discount notes. The difference between the issue price and the stated redemption price at maturity of the series of debt securities will be the "original issue discount". The "issue price" of the original discount notes will be the first price at which a substantial amount of the original issue discount notes are sold to the public (i.e., excluding sales of original issue discount notes to Credit Suisse Securities (USA) LLC, underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" will include all payments under the original issue discount notes other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of an original issue discount note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

        If you invest in an original issue discount note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

        In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that original issue discount note for all days during the taxable year that you own the original issue discount note. The daily portions of original issue discount on an original issue discount note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an original issue discount note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the original issue discount note, the amount of original issue discount on an original issue discount note allocable to each accrual period is determined by (a) multiplying the "adjusted issue price" (as defined below) of the original issue discount note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the original issue discount note and the denominator of which is the number of accrual periods in a year; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

        In the case of an original issue discount note that is a floating rate note, both the "annual yield to maturity" and the qualified stated interest will be determined for these purposes as though the original issue discount note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the original issue discount note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the original issue discount note. (Additional rules may apply if interest on a floating rate note is based on more than one interest index.) The "adjusted issue price" of an original issue discount note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the original issue discount note in all prior accrual periods. All payments on an original issue discount note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of an original issue discount note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the original issue discount note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an original issue discount note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

        You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under "—Premium" and "—Market Discount") to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

        In the case of an original issue discount note that is also a foreign currency denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (a) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (b) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under "—Payments or Accruals of Interest". Because exchange rates may fluctuate, if you are the holder of an original issue discount note that is also a foreign currency denominated debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar original issue discount note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the original issue discount note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the original issue discount note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

        If you purchase an original issue discount note outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the original issue discount note other than payments of qualified stated interest), or if you purchase an original issue discount note in the initial offering at a price other than the original issue discount note's issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an original issue discount note at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

        Floating rate notes generally will be treated as "variable rate debt instruments" under the original issue discount regulations. Accordingly, the stated interest on a floating rate note generally will be treated as "qualified stated interest" and such a floating rate note will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a "variable rate debt instrument", the floating rate note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the applicable supplement.

        Certain original issue discount notes may be redeemed prior to maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the applicable supplement. Original issue discount notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase original issue discount notes with these features, you should carefully examine the applicable supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the original issue discount notes.

Short-Term Notes

        The rules described above will also generally apply to original issue discount notes with maturities of one year or less, which we refer to as short-term notes, but with some modifications.

        First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be original issue discount notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the short-term note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the short-term note during the period you held the short-term note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the short-term note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

        Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any "acquisition discount" with respect to the short-term note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the short-term note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

        Finally, the market discount rules described below will not apply to short-term notes.

Premium

        If you purchase a debt security at a cost greater than the debt security's remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal

Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original issue discount notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency denominated debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency denominated debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount

        If you purchase a debt security at a price that is lower than the debt security's remaining redemption amount (or in the case of an original issue discount note, the original issue discount note's adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear "market discount" in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency denominated debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

        You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency denominated debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year).

Indexed Notes and Other Debt Securities Providing for Contingent Payments

        Special rules govern the tax treatment of debt obligations that provide for contingent payments, which we refer to as contingent debt obligations. These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable supplement.

Non-U.S. Holder

        Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          (a)   Payments of interest on a debt security to you will not be subject to the 30% U.S. federal withholding tax, provided that:

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    you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related to us through stock ownership; and

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    you provide a statement signed under penalties of perjury that includes your name and address and certify that you are a non-U.S. holder in compliance with applicable requirements by completing a Form W-8BEN, or otherwise satisfy documentary evidence requirements for establishing that you are a non-U.S. holder.

          (b)   You will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the debt security unless the gain is effectively connected with your trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met. In the case that you are subject to U.S. federal income taxation on a net basis in respect of the debt security, you will generally be taxable under the same rules that govern the taxation of a U.S. holder.

Information Reporting and Backup Withholding

        The paying agent must file information returns with the Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to a United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are a non-U.S. holder, you may have to comply with certification procedures to establish that you are a non-U.S. holder in order to avoid information reporting and backup withholding tax requirements.

        Information reporting and backup withholding requirements will not apply to any payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of a foreign broker, provided that such broker:

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  derives less than 50% of its gross income for particular period from the conduct of a trade or business in the United States;

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  is not a controlled foreign corporation for U.S. federal income tax purposes; and

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  is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

        Payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a debt security by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

EUROPEAN UNION DIRECTIVE
ON TAXATION OF CERTAIN INTEREST PAYMENTS

        Under European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system). As indicated above under "Description of Debt Securities—Payment of Additional Amounts", no additional amounts will be payable if a payment on a debt security to an individual is subject to any withholding or deduction that is required to be made pursuant to any European Union Directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive.

        You should consult your own tax advisors regarding the application of Directive 2003/48/EC or any similar Directive.

ERISA

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain restrictions on employee benefit plans, including entities such as collective investment funds and separate accounts, that are subject to ERISA, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such ERISA plan who is considering the purchase of securities on behalf of such ERISA plan should determine whether such purchase is permitted under the governing plan documents and is prudent and appropriate for the ERISA plan in view of its overall investment policy and the composition and diversification of its portfolio.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibit certain transactions involving ERISA Plans or a plan, such as a Keogh plan or an individual retirement account, that is not subject to ERISA but is subject to Section 4975 of the Code, which together with ERISA Plans, we refer to as Plans, and certain persons, referred to as "parties in interest" under ERISA or "disqualified persons" under the Code having certain relationships with such Plans. We and certain of our subsidiaries, controlling shareholders and other affiliates may each be considered a "party in interest" or "disqualified person" with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if these securities are acquired by or with the assets of a Plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to a statutory or an administrative exemption.

        The acquisition of the securities may be eligible for one of the class exemptions noted below if the acquisition:

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  is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption, or PTCE, 91-38 issued by the Department of Labor;

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  is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the Department of Labor;

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  is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the Department of Labor;

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  is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the Department of Labor; or

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  is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the Department of Labor.

        Other individual exemptions may also apply if such exemption's conditions are met.

        Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any such plan should consult legal counsel before purchasing these securities.

        Please consult the applicable supplement for further information with respect to a particular offering.

PLAN OF DISTRIBUTION

        We may sell our securities through agents, underwriters, dealers or directly to purchasers.

        Agents who we designate may solicit offers to purchase our securities.

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  We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in an applicable supplement.

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  Unless we indicate otherwise in an applicable supplement, our agents will act on a best efforts basis for the period of their appointment.

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  Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

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  We may use an underwriter or underwriters in the offer or sale of our securities.

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  If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

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  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in an applicable supplement.

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  The underwriters will use the applicable supplement and any free writing prospectus to sell our securities.

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  We may use a dealer to sell our securities.

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  If we use a dealer, we, as principal, will sell our securities to the dealer.

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  The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

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  We will include the name of the dealer and the terms of our transactions with the dealer in an applicable supplement.

        If Credit Suisse Securities (USA) LLC or our other broker-dealer subsidiaries or affiliates participate in the distribution of our securities, we will conduct the offering in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc., or NASD, Conduct Rules.

        In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in an applicable supplement.

        We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates, in the ordinary course of business.

        We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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  If we use delayed delivery contracts, we will disclose that we are using them in the applicable supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

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  These delayed delivery contracts will be subject only to the conditions that we set forth in the applicable supplement.

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  We will indicate in an applicable supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

        Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may use this prospectus and the applicable supplements in connection with offers and sales of our securities in connection with market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. Any of our broker-dealer subsidiaries and affiliates, including Credit Suisse Securities (USA) LLC, may act as principal or agent in these transactions. None of our broker-dealer subsidiaries and affiliates has any obligation to make a market in any of our offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

LEGAL MATTERS

        One of our Managing Directors and Counsel will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for any agents or underwriters in connection with our offering of our securities. Cleary Gottlieb Steen & Hamilton LLP provides legal services to us and our subsidiaries and affiliates from time to time.

EXPERTS

        We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 included in the 2004 Form 10-K. We have relied on the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference into this prospectus and our registration statement, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that refers to changes in accounting for variable interest entities and share-based compensation.

        With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004, June 30, 2005 and 2004, and September 30, 2005 and 2004, respectively, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information, which is substantially less in scope than an audit, and therefore, that they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

Credit Suisse (USA), Inc.

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TABLE OF CONTENTS
CREDIT SUISSE (USA), INC.
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF NOTES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
ERISA
INCORPORATION BY REFERENCE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
CREDIT SUISSE (USA), INC.
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY DENOMINATED DEBT SECURITIES
FOREIGN CURRENCY RISKS
DESCRIPTION OF WARRANTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
EUROPEAN UNION DIRECTIVE ON TAXATION OF CERTAIN INTEREST PAYMENTS
ERISA
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS